Exhibit 99.1

MergeWorthRx Corp. Announces Expected Termination of Merger Agreement With AeroCare and Planned
Redemption of Publicly-Held Common Stock and Planned Subsequent Dissolution

Miami, Fla. – December 29, 2014 – MergeWorthRx Corp. (NASDAQ: MWRX) (the “Company”) announced today that it expects the previously announced merger agreement with AeroCare Holdings, Inc. to be terminated today and that it plans to cease operations except for the purpose of winding up and redeeming, in accordance with its amended and restated certificate of incorporation, the shares of common stock of the Company issued in the Company’s initial public offering. The effective date of the redemption is December 31, 2014. The per share amount expected to be paid to the Company’s public stockholders on the effective date is $8.36. Payment of such amounts will constitute the Company’s final payment in respect of the liquidation of the trust account that holds the proceeds of the Company’s initial public offering. As promptly as possible following such redemption, MWRX will dissolve. Under MWRX’s amended and restated certificate of incorporation, MWRX had until December 26, 2014 to either consummate a business combination or commence proceedings to liquidate the trust account and dissolve.

About MergeWorthRx Corp.

MergeWorthRx Corp. is a special purpose acquisition company originally launched in July 2013 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. It currently is in the process of winding up its operations.

Forward Looking Statements

This press release may include “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and MWRX undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement.